Exhibit 4.6

STANDSTILL AND VOTING AGREEMENT
BY AND AMONG
SANCHEZ ENERGY CORPORATION,
BLACKSTONE CAPITAL PARTNERS VII L.P.

AND

BLACKSTONE ENERGY PARTNERS II L.P.

STANDSTILL and voting AGREEMENT

This STANDSTILL AND VOTING AGREEMENT (this “Agreement”) is made and entered into as of March 1, 2017, by and among Sanchez Energy Corporation, a Delaware corporation (the “Company”), Blackstone Capital Partners VII L.P. (“BCP VII”), and Blackstone Energy Partners II L.P. (“BEP II” and, collectively with BCP VII, the “Investors”).

RECITALS

WHEREAS, pursuant to (i) that certain Warrant Agreement, dated as of March 1, 2017, by and between the Company and Gavilan Resources Holdings - A, LLC, a Delaware limited liability company and an Affiliate (as defined below) of the Investors (“Gavilan A”) (“Warrant Agreement A”), (ii) that certain Warrant Agreement, dated as of March 1, 2017, by and between the Company and Gavilan Resources Holdings - B, LLC, a Delaware limited liability company and an Affiliate of the Investors (“Gavilan B”) (“Warrant Agreement B”), (iii) that certain Warrant Agreement, dated as of March 1, 2017, by and between the Company and Gavilan Resources Holdings - C, LLC, a Delaware limited liability company and an Affiliate of the Investors (“Gavilan C,” and, together with Gavilan A and Gavilan B, the “Warrant Holders”) (“Warrant Agreement C,” and, together with Warrant Agreement A and Warrant Agreement B, the “Warrant Agreements”), and (iv) the Interim Investors Agreement, dated January 12, 2017 (the “Investors Agreement”), among the Company, SN EF Maverick, LLC, a Delaware limited liability company, SN EF UnSub, LP, a Delaware limited partnership, Gavilan Resources HoldCo, LLC, a Delaware limited liability company, Gavilan Resources, LLC, a Delaware limited liability company (“Gavilan”), and the Investors, among other things, the Company issued to the Warrant Holders certain of the Securities; and

WHEREAS, as a result of the issuances of certain of the Securities to the Warrant Holders, the Investors are as of the date hereof deemed to Beneficially Own Common Stock representing approximately 7.97% of the outstanding Company Voting Securities; and

WHEREAS, the parties hereto believe that it is desirable to establish certain provisions with respect to the Voting Securities that are currently held, or may be acquired, by the Investors; and

WHEREAS, the Board of Directors of the Company has approved this Agreement upon the terms and subject to the conditions contained herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:

Article I

DEFINITIONS

Section 1.1       Definitions.  Capitalized terms used herein without definition shall have the meanings set forth below:

“Affiliate” means, with respect to the Investors, the Warrant Holders, Gavilan and any other Person that is directly or indirectly Controlled by BCP VII or BEP II and, with respect to any other specified Person, any Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, the Person specified; provided, that no portfolio company directly or indirectly Controlled by BCP VII or BEP II shall be deemed an Affiliate of the Investors (excluding, for the avoidance of doubt, the Warrant Holders, Gavilan and their respective subsidiaries); provided further, that, for purposes of this Agreement, GSO Capital Partners LP, a Delaware limited partnership, or its Affiliates that are part of the credit-related businesses of The Blackstone Group, LP shall not be considered or otherwise deemed to be an “Affiliate” of the Investors, the Warrant Holders or Gavilan.

“Agreement” has the meaning specified therefor in the introductory paragraph.

“BCP VII” has the meaning specified therefor in the introductory paragraph of this Agreement.

“BEP II” has the meaning specified therefor in the introductory paragraph of this Agreement.

“Bankruptcy Event” means, with respect to any Person, the occurrence of one or more of the following events: (a) such Person (i) admits in writing its inability to pay its debts as they become due, (ii) files, or consents or acquiesces by answer or otherwise to the filing against it of a petition for relief or reorganization or rearrangement, readjustment or similar relief or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, dissolution, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as bankrupt or as insolvent or to be liquidated, (vi) gives notice to any Governmental Authority of insolvency or pending insolvency, or (vii) takes corporate action for the purpose of any of the foregoing; or (b) a court of Governmental Authority of competent jurisdiction enters an order appointing, without consent by such Person, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of such Person, or a petition or involuntary case with respect to any of the foregoing shall be filed or commenced against such Person.

“Beneficially Own” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.

“Beneficial Ownership” has a correlative meaning to Beneficially Own.

“Board” means the Board of Directors or similar governing body of any member of the Company Group, as applicable.

“Common Stock” means the common stock, par value $0.01 per share, of the Company, and any class or classes of stock resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any liquidation, dissolution or winding up of the Company.  For purposes of this Agreement, references to a share or shares of Common Stock shall be deemed to include the Right(s) associated with such share or shares that are issued pursuant to the Rights Plan or any similar successor plan hereafter adopted by the Company.

“Company” has the meaning specified therefor in the introductory paragraph of this Agreement and includes any successor thereto.

“Company Group” means the Company and its Affiliates.

“Control” (including the terms controlling, controlled by and under common control with) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. The terms “Controlled” and “Controlling” shall have correlative meanings.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations of the SEC promulgated thereunder.

“Gavilan” has the meaning specified therefor in the recitals of this Agreement.

“Gavilan A” has the meaning specified therefor in the recitals of this Agreement.

“Gavilan B” has the meaning specified therefor in the recitals of this Agreement.

“Gavilan C” has the meaning specified therefor in the recitals of this Agreement.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Investor” has the meaning specified therefor in the introductory paragraph of this Agreement.

“Investors Agreement” has the meaning specified therefor in the Recitals.

“Joint Development Agreement” has the meaning specified in the Investors Agreement

“Person” shall mean an individual, corporation, limited liability or unlimited liability company, association, partnership, trust, estate, joint venture, business trust or unincorporated organization, or a government or any agency or political subdivision thereof, or other entity of any kind or nature.

“Rights” has the meaning assigned to such term under the Rights Plan.

“Rights Plan” means that certain Rights Agreement, dated as of July 28, 2015, between the Company and Continental Stock Transfer & Trust Company, as rights agent, including the exhibits attached thereto, as such rights agreement may be amended, modified or supplemented from time to time.

“SEC” means the U.S. Securities and Exchange Commission (or any successor agency).

“Securities” means (i) the warrant to purchase shares of Common Stock issued pursuant to the Warrant Agreements, (ii) Common Stock issued or issuable pursuant to the Warrant Agreements and (iii) Common Stock acquired pursuant to any right of first offer under the Joint Development Agreement.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended and the rules and regulations of the SEC promulgated thereunder.

“SN Holdings” has the meaning specified therefor in the recitals of this Agreement.

“Standstill Termination Date” means the date on which the Warrant Holders, the Investors and their respective Affiliates Beneficially Own less than 1.0% of the outstanding Voting Securities.

“Votes” means votes entitled to be cast generally in the election of members of the Board.

“Voting Power” means, as of any time, the ratio, expressed as a percentage, of (x) the Votes (with respect to the Board of the Company) represented by the Voting Securities Beneficially Owned by the Person in question and its Affiliates to (y) the aggregate (A) Votes (with respect to the Board of the Company) represented by all then outstanding Voting Securities plus (B) without duplication the Votes (with respect to the Board of the Company) represented by the Voting Securities underlying any other interests Beneficially Owned by the Person in question and its Affiliates.

“Voting Securities” means, together, (1) the Common Stock and (2) any shares of any class of capital stock or other equity interest (or other security or interest) of any member of the Company Group other than the Common Stock that are entitled to vote generally in the election of members of the Board.

“Warrant Agreement A” has the meaning specified therefor in the recitals of this Agreement.

“Warrant Agreement B” has the meaning specified therefor in the recitals of this Agreement.

“Warrant Agreement C” has the meaning specified therefor in the recitals of this

Agreement.

“Warrant Agreements” has the meaning specified therefor in the recitals of this Agreement.

“Warrant Holders” has the meaning specified therefor in the recitals of this Agreement.

Article II

STANDSTILL; VOTING

Section 2.1       Standstill.  During the period commencing on the date hereof and ending on the Standstill Termination Date, without the prior consent of the Company, each Investor agrees that neither it nor any of its Affiliates will (and each Investor will cause its Affiliates to not), directly or indirectly:

(a)       other than the acquisition of additional shares of Common Stock by (i) the Warrant Holders pursuant to the the Warrant Agreements, (ii) Gavilan pursuant to any right of first offer under the Joint Development Agreement or (iii) the Warrant Holders or Gavilan pursuant to the exercise of Rights associated with the Common Stock owned by the Investors or their respective Affiliates, acquire (or propose or agree to acquire), of record or beneficially, by purchase or otherwise, any of the Company Group’s corporate loans, debt securities, Voting Securities, other Company Group securities or all or substantially all of the assets of any member of the Company Group, or rights or options to acquire interests in any of the Voting Securities or other Company Group securities of any member of the Company Group or all or substantially all of the assets of any member of the Company Group;

(b)       (i) call a special meeting of the holders of Voting Securities of any member of the Company Group including without limitation by written consent, (ii) seek representation on the Board of any member of the Company Group, (iii) seek the removal of any member of the Board of any member of the Company Group, (iv) solicit consents from securityholders or otherwise act or seek to act by written consent with respect to the Company Group, (v) conduct a referendum of securityholders of any member of the Company Group or (vi) make a request for any securityholder list or other Company Group books and records, whether pursuant to Section 220 of the Delaware General Corporation Law or otherwise;

(c)       make any statement or proposal to the Board of any member of the Company Group regarding, or make any public announcement, proposal or offer (including without limitation any “solicitation” of “proxies” as such terms are defined or used in Regulation 14A of the Exchange Act) with respect to, or otherwise solicit, seek or offer to effect (including without limitation, for the avoidance of doubt, indirectly by means of communication with the press or media):

(i)       any acquisition of any of the securities or all or substantially all of the assets of any member of the Company Group, or rights or options to acquire interests in any of the securities or all or substantially all of the assets of any member of the Company Group;

(ii)       any business combination, merger, tender offer, exchange offer, similar transaction or other extraordinary transaction involving any member of the Company Group;

(iii)       any restructuring, recapitalization, liquidation or similar transaction involving any member of the Company Group;

(iv)       any proposal to seek representation on the Board of any member of the Company Group or otherwise seek to control or influence the management, the Board or policies of any member of the Company Group, including without limitation (A) any plans or proposals to change the number or term of directors or to fill any vacancies on the Board of any member of the Company Group, (B) any material change in the capitalization or dividend policy of any member of the Company Group, (C) any other material change in any member of the Company Group’s management, business or corporate structure, (D) seeking to have any member of the Company Group waive or make amendments or modifications to its organizational documents, or other actions that may impede or facilitate the acquisition of control of any member of the Company Group by any Person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (F) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(v)       any request or proposal to waive, terminate or amend the provisions of this Agreement if such request or proposal would require the Investor or any member of the Company Group to make a public announcement;

(vi)       any proposal, arrangement or other statement that is inconsistent with the terms of this Agreement, including without limitation this Section 2.1; or

(d)       [reserved]

(e)       knowingly instigate, encourage or assist any third party (including without limitation forming a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with any such third party) to do, or enter into any discussions or agreements with any third party with respect to, any of the actions set forth in Section 2.1(c); or

(f)       take any action which would require any member of the Company Group to make a public announcement regarding any of the actions set forth in Section 2.1(c).

Section 2.2       Standstill Exceptions. Notwithstanding any other provision hereof, the parties hereto agree that the restrictions contained in Section 2.1 shall:

(a)       not apply to transactions in any equity or debt securities of any member of the Company Group by any pension plan, 401(k) plan or other employee benefit plan or discretionary investment fund administered for the benefit of an Investor’s directors, officers or employees or its Affiliates; provided, that such activities are not in connection with any intention, plan or arrangement to influence or acquire control over any member of the Company Group’s management, Board or policies;

(b)       not prohibit an Investor or its Affiliates from privately communicating with, including without limitation making any offer or proposal to, the Board of the Company, subject to Section 2.1(f);

(c)       not prohibit any transfer which is otherwise permitted under Section 2.3 and/or Section 2.4 and

(d)       terminate and be of no further force and effect on the Standstill Termination Date.

Section 2.3       Transfer Restrictions.  Without limiting the restrictions set forth in Section 2.4, each Investor shall not (and each Investor shall cause its Affiliates not to), without the prior written consent of the Company, transfer any Voting Securities (or any securities convertible into or exercisable for Voting Securities) directly or indirectly (by merger, consolidation, operation of law or otherwise, including by transferring (or causing the transfer of) equity interests in the Warrant Holders or other Affiliates that Beneficially Own Voting Securities (or any securities convertible into or exercisable for Voting Securities)):

(a)       to, or in a transaction with, any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) where any such Person or “group” would acquire in such transaction or, to the knowledge of the Investors after reasonable inquiry, owns or would own, following such transaction, Beneficial Ownership of an aggregate number of Voting Securities representing 4.9% or more of the Voting Power or 4.9% or more of the issued and outstanding Common Stock; or

(b)       to, or in a transaction with, any Person, or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) that, to the knowledge of the Investors after reasonable inquiry, competes directly or indirectly with the business of the Company in any material respect;

provided that the restrictions in this Section 2.3 shall (A) not apply to any Voting Securities (or any securities convertible into or exercisable for Voting Securities) transferred pursuant to a public distribution in compliance with any applicable requirements of U.S. federal or state securities laws (including without limitation Rule 144 under the Securities Act) and (B) in the case of an investment fund, limited liability company or partnership which is an Affiliate of the Investors, not apply to the transfer of any Voting Securities (or any securities convertible into or exercisable for Voting Securities) to a limited partner of such fund, member of such limited liability company or limited or general partner of such general or limited partnership, or to any other Affiliate of an Investor that in each case agrees to be bound by the provisions contained in this Agreement.

Section 2.4       Lockup.  Without the prior written consent of the Company, except as specifically provided below, each Investor shall not (and each Investor shall cause its Affiliates not to), during the period commencing on the date hereof and ending on the second anniversary of the date of the Acquisition (as defined in the Investors Agreement), (x) offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of the Securities or (y) directly or indirectly engage in any short sales or other derivative or hedging transactions with respect to the Securities, regardless of whether any transaction described in clauses (x) or (y) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise.  Notwithstanding the foregoing, and subject to the conditions below, each Investor and its Affiliates may (a) transfer of any Securities (or any securities convertible into or exercisable for Securities) to any limited partner of any investment fund, member of any limited liability company or limited or general partner of any general or limited partnership, in each case which is an Affiliate of an Investor, or to any other Affiliate of an Investor, provided, that that in each case such Person agrees to be bound by the provisions contained in this Agreement, (b) transfer Securities to the Company pursuant to any net exercise or net settlement of any Common Stock pursuant to the terms of the Warrant Agreements and (c) transfer Securities in connection with any foreclosure by a lender of borrowed money which was secured by a bona fide pledge of the Securities.

Section 2.5       Voting.  During the period commencing on the date hereof and ending on the Standstill Termination Date:

(a)       the Investors shall (and shall cause their respective Affiliates to) take such action (including without limitation, if applicable, through the execution of one or more written consents if stockholders of the Company are requested to vote through the execution of an action by written consent in lieu of any such annual or special meeting of stockholders of the Company) at each meeting of the stockholders of the Company as may be required so that all shares of issued and outstanding Voting Securities of the Company Beneficially Owned, directly or indirectly, by it and/or by any of its Affiliates are voted in the same manner (“for,” “against,” “withheld,” “abstain” or otherwise) as recommended by the Board of the Company to the other holders of Voting Securities (including without limitation with respect to director elections) of the Company; provided, that the foregoing shall not apply in the event that the Board of the Company recommends that the other holders of Voting Securities vote against the Company’s approval of a “Sale Transaction” (as defined in the Joint Development Agreement); and

(b)       the Investors shall (and shall cause their respective Affiliates to) be present, in person or by proxy, at all meetings of the stockholders of the Company so that all shares of issued and outstanding Voting Securities of the Company Beneficially Owned by it or them from time to time may be counted for the purposes of determining the presence of a quorum and voted in accordance with Section 2.5(a) at such meetings (including without limitation at any adjournments or postponements thereof). The foregoing provision shall also apply to the execution by such Persons of any written consent in lieu of a meeting of holders of Voting Securities of the Company.

(c)       subject to the proviso in Section 2.5(a), the Investors shall (and shall cause their respective Affiliates to) vote (or cause to be voted) or to act by written consent all securities of the Company Group Beneficially Owned by it that are not Voting Securities as directed or recommended by the Board of the Company and shall cause such other securities to be counted as present for the purposes of establishing a quorum, to the extent applicable.

Section 2.6       Exceptions to Transfer Restrictions; Early Termination.  Notwithstanding Section 2.3 and 2.4, the Investors and their Affiliates shall be permitted to transfer Securities in any of the following transactions to the counterparties in such transactions, but not otherwise:

(a)       the Company, with the approval of a majority of the Board of the Company, enters into an agreement with any person or group (none of which is an Affiliate (as defined in clause (i) or (ii) of the definition thereof) of the Investors) providing for (i) an offer to be made to purchase 50% or more of the outstanding shares of Common Stock or all or substantially all of the assets of the Company; or (ii) the merger or consolidation of the Company with or into any other person in which (A) either the Company's outstanding capital stock shall be converted into cash or other property, or a majority of the outstanding voting stock of the surviving corporation immediately following such merger or consolidation will not be owned by Persons who were stockholders of the Company immediately before the merger or consolidation, and (B) notice of a meeting of shareholders of the Company called to consider such agreement shall be given by or at the direction of the Board of the Company;

(b)       any tender offer or exchange offer made to the holders of the Company’s outstanding Common Stock (so long as such offer is not made by the Investors or any of their Affiliates (as defined in clause (i) or (ii) of the definition thereof)) and with respect to which the Company, with the approval of a majority of the Board of the Company, has recommended that the Company’s stockholders accept such offer.

(c)       The restrictions in Sections 2.3 and 2.4 shall terminate (a) on the occurrence of a Bankruptcy Event of the Company and (b) with respect to any Securities which are the subject of the transactions referred to in Sections 2.6(a) or (b) which are transferred in accordance with the consummation of such transactions.

Article III

MISCELLANEOUS

Section 3.1       Communications.  All notices and other communications provided for hereunder shall be in writing and shall be given by hand delivery, electronic mail, registered or certified mail, return receipt requested, regular mail, facsimile or air courier guaranteeing overnight delivery to the following addresses:

if to the Company to:

Sanchez Energy Corporation
1000 Main Street

Suite 3000

Houston, Texas 77002
Attention:  Antonio R. Sanchez, III
Facsimile: (713) 756-2782
Email:        tony@sanchezog.com

with a copy to (which shall not constitute notice):

Akin Gump Strauss Hauer & Feld, LLP

1111 Louisiana Street, Suite #44

Houston, TX 77002

Attention: David Elder

Facsimile: 713-236-0822

Email: delder@akingump.com

if to the Investors to:

Blackstone Capital Partners VII L.P.
and Blackstone Energy Partners II L.P.

345 Park Avenue, 43rd Floor

New York, New York 10154

Attention: Angelo Acconcia

Electronic Mail: acconcia@blackstone.com

and with copies to:

Blackstone Management Partners L.L.C.

345 Park Avenue, 43rd Floor

New York, New York 10154

Attention: Angelo Acconcia

Electronic Mail: acconcia@blackstone.com

and with copies to (which shall not constitute notice):

Kirkland & Ellis LLP

600 Travis St., Suite 3300

Houston, Texas 77002

Attention:  Andrew Calder, P.C.

Rhett Van Syoc

Electronic Mail:  andrew.calder@kirkland.com

rhett.vansyoc@kirkland.com

All notices and communications shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered; (ii) when notice is sent to the sender that the recipient has read the message, if sent by electronic mail; (iii) upon actual receipt if sent by registered or certified mail, return receipt requested, or regular mail, if mailed; (iv) upon actual receipt if received during recipient’s normal business hours, or at the beginning of the recipient’s next business day if not received during recipient’s normal business hours, if sent by facsimile and confirmed by appropriate answer-back; and (v) upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

Section 3.2       Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of each of the parties. All of the terms, covenants and agreements contained in this Agreement are solely for the benefit of the parties hereto, and their respective successors and assigns, and no other parties (including, without limitation, any other stockholders or creditor of the Company, or any director, officer or employee of the Company) are intended to be benefitted by, or entitled to enforce, this Agreement.

Section 3.3       Assignment of Rights.  No party hereto may transfer or assign any portion of its rights and obligations under this Agreement without the prior written consent of the other party hereto.

Section 3.4       Recapitalization, Exchanges, etc. Affecting the Stock.  The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all interests of the Company Group or any successor or assign of any member of the Company Group (whether by merger, consolidation, sale of assets or otherwise), which may be issued in respect of, in exchange for or in substitution of, such interests, and shall be appropriately adjusted for combinations, stock or other splits, recapitalizations, pro rata distributions and the like occurring after the date of this Agreement.

Section 3.5       Aggregation of Securities.  All equity securities of the Company Group held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights and applicability of any obligations under this Agreement.

Section 3.6       Specific Performance.  Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief.  The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity which such Person may have.

Section 3.7       Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement. A signed copy of this Agreement delivered by facsimile, portable document format (PDF) or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.  This Agreement and all of the provisions hereof shall be binding upon and effective as to each Person who (i) executes this Agreement in the appropriate space provided in the signature pages hereto notwithstanding the fact that other Persons who have not executed this Agreement may be listed on the signature pages hereto and (ii) may from time to time become a party to this Agreement by executing a counterpart of or joinder to this Agreement.

Section 3.8       Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 3.9       Governing Law.  This Agreement is governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to any conflicts of law principles that would result in the application of any law other than the law of the State of Delaware.

Section 3.10       Jurisdiction.  Each of the parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder shall be brought and determined exclusively in the Court of Chancery of the State of Delaware or, if such Court does not have subject matter jurisdiction, to the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the Federal courts of the United States, the Federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or Federal court, and hereby irrevocably and unconditionally agree that all claims with respect to any such claim shall be heard and determined in such Delaware court or in such Federal court, as applicable.  The parties agree that a final judgment in any such claim is conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.  In addition, each of the parties hereby irrevocably and unconditionally agrees (1) that it is and shall continue to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (2)(A) to the extent that such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal processes and notify the other parties of the name and address of such agent, and (B) to the fullest extent permitted by law, that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the U.S. Postal Service constituting evidence of valid service, and that, to the fullest extent permitted by applicable law, service made pursuant to (2)(A) or (B) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware.

Section 3.11       WAIVER OF JURY TRIAL.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN CONNECTION WITH, THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE.  ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 3.11 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 3.12       Severability of Provisions.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.

Section 3.13       Entire Agreement; Integrated Transactions.  This Agreement and the other agreements and documents expressly referred to herein is intended by the parties hereto as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein.  This Agreement and the other agreements and documents expressly referred to herein or therein supersede all prior agreements and understandings between the parties with respect to such subject matter.

Section 3.14       Amendment.  This Agreement may be amended only by means of a written amendment signed by the Company and the Investors.

Section 3.15       No Presumption.  In the event any claim is made by a party relating to any conflict, omission, or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel.

Section 3.16       Obligations Limited to Parties to Agreement.  Each of the Parties hereto covenants, agrees and acknowledges that no Person other than the Investors (and their transferees or assignees) and the Company shall have any obligation hereunder and no recourse under this Agreement shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, securityholder or Affiliate of the Investors or the Company or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, securityholder or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, securityholder or Affiliate of the Investors or the Company or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, securityholder or Affiliate of any of the foregoing, as such, for any obligations of the Investors or the Company under this Agreement or for any claim based on, in respect of or by reason of such obligation or its creation.

Section 3.17       Further Assurances.  The Company and the Investors shall cooperate with each other and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement. The Investors agree that they shall not direct any Person to undermine or breach the terms and conditions set forth herein.

Section 3.18       Cumulative Remedies.  The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SANCHEZ ENERGY CORPORATION

/s/ Antonio R. Sanchez, III
Name:	Antonio R. Sanchez, III
Title:	Chief Executive Officer

BLACKSTONE CAPITAL PARTNERS VII L.P.

By:	Blackstone Management Associates VII L.L.C.,
its General Partner

By:	BMA VII L.L.C., its sole member

/s/ Angelo Acconcia
Name:	Angelo Acconcia
Title:	Senior Managing Director

BLACKSTONE ENERGY PARTNERS II L.P.

By:	Blackstone Energy Management Associates II L.L.C.,
its General Partner

By:	Blackstone EMA L.L.C., its sole member

/s/ Angelo Acconcia
Name:	Angelo Acconcia
Title:	Senior Managing Director